FOR IMMEDIATE RELEASE April 30, 2004

ARCHER DANIELS MIDLAND REPORTS THIRD QUARTER RESULTS

Decatur, IL - April 30, 2004 - Archer Daniels Midland (NYSE: ADM)

à Third quarter earnings per share increased 94% to $0.35 as compared to $0.18 last year.

à Segment Operating Profit increased to $502 million from $242 million last year.
  Oilseeds Processing earnings strengthened in North America and Asia.
  Corn Processing results improved in all major product lines.
  Wheat Processing profits increased as volumes stabilized and margins improved.
  Agricultural Services continued its strong performance.
  Other segment operations increased as Specialty Food and Feed Ingredients, Cocoa, and private equity investments continued to improve.

à Financial Highlights

(Amounts in thousands, except per share data and percentages)

	THREE MONTHS ENDED			NINE MONTHS ENDED
	3/31/04	3/31/03	% CHANGE	3/31/04	3/31/03	% CHANGE
Net sales and other operating income	$9,309,019	$7,908,530	18%	$26,465,425	$22,659,807	17%
Segment operating profit	$501,708	$242,370	107%	$1,293,394	$779,685	66%
Net earnings	$226,769	$116,805	94%	$597,771	$356,125	68%
Earnings per share	$.35	$.18	94%	$.92	$.55	67%
Average number of shares outstanding	648,565	645,445	-	646,844	646,574	-

"The strong results this past quarter demonstrate the strength and balance of ADM's global franchise and the solid performance of our management team in a challenging business environment."

G. Allen Andreas, Chairman and Chief Executive

Archer Daniels Midland

Discussion of Operations

Net earnings for the quarter ended March 31, 2004 were $227 million, or $.35 per share, compared with $117 million, or $.18 per share, last year. Net earnings for the nine months ended March 31, 2004 were $598 million, or $.92 per share, compared to $356 million, or $.55 per share, last year.

Segment Operating profit increased $260 million to $502 million for the quarter and increased $513 million to $1.3 billion for the nine months as operating profit improvements were realized in all major segments. Oilseed Processing operating profits increased as earnings strengthened in North America and Asia. Lower net corn costs, combined with increased selling prices and volumes in all major corn product lines, resulted in improved operating profits of the Corn Processing segment. Wheat Processing operating profits increased as volumes stabilized and margins improved. Agricultural Services' balanced global grain origination and marketing system continued its strong performance resulting in improved operating profits. Strong demand for transportation also contributed to the earnings gain. Other segment operating profit increased as earnings of the Specialty Food and Feed Ingredients, Cocoa and private equity investments improved over prior year levels. Corporate expense increased $74 million to $163 million for the quarter and increased $135 million to $417 million for the nine months due primarily to LIFO inventory valuation charges of $99 million for the quarter and $160 million for the nine months. Last year's LIFO inventory valuation charges were $4 million for the quarter and $15 million for the nine months. The increased LIFO charges were partially offset by security transaction gains and interest received on the insurance-related lawsuit pertaining to the flood of 1993.

This year's results include asset abandonment charges of $12 million ($8 million after tax, equal to $.01 per share) for the quarter and $41 million ($26 million after tax, equal to $.04 per share) for the nine months. This year's results for the quarter and nine months also include a $21 million ($13 million after tax, equal to $.02 per share) gain from an insurance-related lawsuit pertaining to the flood of 1993 and an $11 million ($7 million after tax, equal to $.01 per share) gain on securities transactions. Last year's results included a $3 million ($2 million after tax) gain for the quarter and a $28 million ($17 million after tax, equal to $.03 per share) gain for the nine months from partial settlements of the Company's claims related to vitamin antitrust litigation. Last year's quarter and nine months results also included an $11 million ($7 million after tax, equal to $.01 per share) charge related to the Company's global settlement with the EPA and a $15 million ($10 million after tax, equal to $.02 per share) gain related to the sale of fixed assets.

Conference Call Information

Archer Daniels Midland will hold a conference call and audio Web cast to discuss third quarter results at 10:00 a.m. Central Daylight Savings Time on April 30, 2004. To listen by phone, dial 800-305-1078 or 703-871-3026, no access code is required. Digital replay of the call will be available for seven days beginning on April 30, 2004 approximately 2 hours after the call and ending on May 7, 2004 at 11:30 p.m. CDST. To access this replay, dial 888-266-2081 or 703-925-2533 and enter access code: 640649. To listen to a live broadcast via the Internet, please access the ADM Web site at http://www.admworld.com/eng/ir/financial.asp. A replay of the Web cast will be available for 10 days on the http://www.admworld.com Web site.

Archer Daniels Midland Company (ADM) is a world leader in agricultural processing. ADM is one of the world's largest processors of soybeans, corn, wheat and cocoa. ADM is also a leader in the production of soy meal and oil, ethanol, corn sweeteners and flour. In addition, ADM produces value-added food and feed ingredients. Headquartered in Decatur, Illinois, ADM has over 26,000 employees, more than 270 processing plants and net sales for the fiscal year ended June 30, 2003 of $30.7 billion. Additional information can be found on ADM's Web site at http://www.admworld.com.

Contacts:
Brian Peterson Senior Vice President, Corporate Affairs 217/424-5413	Dwight Grimestad Vice President, Investor Relations 217/424-4586

(Financial Tables Follow)
April 30, 2004

ARCHER DANIELS MIDLAND COMPANY
CONSOLIDATED STATEMENTS OF EARNINGS
(unaudited)

	Three months ended		Nine months ended
	March 31,		March 31,
	2004	2003	2004	2003
	(in thousands, except per share amounts)

Net sales and other operating income	$9,309,019	$7,908,530	$26,465,425	$22,659,807
Cost of products sold	8,722,000	7,494,182	24,820,358	21,334,589
	---------------	---------------	---------------	---------------
Gross profit	587,019	414,348	1,645,067	1,325,218
Selling, general and administrative expenses	251,701	231,225	749,138	693,567
Other expense (income) - net	(3,143)	29,392	19,785	133,574
	----------------	---------------	---------------	---------------
Earnings before income taxes	338,461	153,731	876,144	498,077
Income taxes	111,692	36,926	278,373	141,952
	----------------	---------------	---------------	---------------
Net earnings	$226,769	$116,805	$597,771	$356,125
	=========	=========	=========	=========
Basic and diluted earnings per common share	$.35	$.18	$.92	$.55
	=========	=========	=========	=========
Average number of shares outstanding	648,565	645,445	646,844	646,574
	=========	=========	=========	=========

Other expense (income) - net consists of:
Interest expense	$86,856	$93,305	$259,849	$273,118
Investment income	(35,775)	(29,650)	(89,524)	(92,418)
Net (gain) loss on marketable securities Transactions	(10,677)	-	(11,697)	2,704
Equity in (earnings) losses of Unconsolidated affiliates	(44,804)	(19,073)	(141,453)	(29,655)
Other - net	1,257	(15,190)	2,610	(20,175)
	----------------	---------------	---------------	---------------
	$(3,143)	$29,392	$19,785	$133,574
	=========	=========	=========	=========

Operating profit by segment is as follows:
Oilseeds Processing (1)	$117,510	$75,379	$306,223	$254,477
Corn Processing (1) (2)	160,028	88,787	382,201	244,043
Wheat Processing	9,664	6,437	59,436	45,143
Agricultural Services (1) (2)	55,827	3,526	205,011	78,598
Other (1) (3)	158,679	68,241	340,523	157,424
	----------------	---------------	---------------	---------------
Total segment operating profit	501,708	242,370	1,293,394	779,685
Corporate (1) (2) (4)	(163,247)	(88,639)	(417,250)	(281,608)
	----------------	---------------	---------------	---------------
Earnings before income taxes	$338,461	$153,731	$876,144	$498,077
	=========	=========	=========	=========

(1) Fiscal 2004 third quarter results include a charge for abandonment and write down of long lived assets of: Oilseeds Processing ($3 million), Corn Processing ($1 million), and Other ($8 million). Fiscal 2004 nine month results include a charge for abandonment and write down of long lived assets of: Oilseeds Processing ($3 million), Corn Processing ($1 million), Agricultural Services ($5 million), Other ($18 million), and Corporate ($14 million).

(2) Fiscal 2004 third quarter and nine month results include a gain from an insurance-related lawsuit of: Corn Processing ($15 million), Agricultural Services ($2 million), and Corporate ($4 million).

(3) Fiscal 2003 quarter and nine month results include partial settlements of the Company's claims related to vitamin antitrust litigation of $3 million and $28 million, respectively.

(4) Fiscal 2003 quarter and nine month results include a $11 million charge related to the Company's global settlement with the EPA and a gain of $15 million related to the sale of fixed assets.

April 30, 2004

ARCHER DANIELS MIDLAND COMPANY
SUMMARY OF FINANCIAL CONDITION
(unaudited)
	March 31, 2004	June 30, 2003
	(in thousands)

NET INVESTMENT IN
Working capital	$6,940,828	$4,584,756
Property, plant and equipment	5,245,672	5,468,716
Investments in and advances to affiliates	1,847,762	1,763,453
Long-term marketable securities	1,095,143	818,016
Other non current assets	775,745	710,837
	-----------------------	-----------------------
	$15,905,150	$13,345,778
	==============	==============

FINANCED BY
Short-term debt	$2,798,512	$1,279,483
Long-term debt, including current maturites	3,888,615	3,903,175
Deferred liabilities	1,334,449	1,093,923
Shareholders' equity	7,883,574	7,069,197
	-----------------------	-----------------------
	$15,905,150	$13,345,778
	==============	==============

SUMMARY OF CASH FLOWS
(unaudited)
	Nine Months Ended
	March 31
	2004	2003
	(in thousands)
Operating activities
Net earnings	$597,771	$356,125
Depreciation	513,293	471,597
Asset abandonments	40,184	-
Other	99,987	131,750
Changes in operating assets and liabilities	(2,149,876)	(614,789)
	-----------------------	-----------------------
Total Operating Activities	(898,641)	344,683
Investing Activities
Purchases of property, plant and equipment	(365,752)	(324,484)
Net assets of businesses acquired	(53,616)	(483,519)
Other investing activities	(23,705)	(130,426)
	-----------------------	-----------------------
Total Investing Activities	(443,073)	(938,429)
Financing Activities
Long-term borrowings	2,646	517,057
Long-term debt payments	(26,731)	(34,287)
Net borrowings (payments) under lines of credit	1,510,532	610,665
Purchases of treasury stock	(4,083)	(96,780)
Cash dividends	(126,615)	(116,756)
Other	26,021	1,117
	-----------------------	-----------------------
Total Financing Activities	1,381,770	881,016
	-----------------------	-----------------------
Increase in cash and cash equivalents	40,056	287,270
Cash and cash equivalents beginning of period	764,959	526,115
	-----------------------	-----------------------
Cash and cash equivalents end of period	$805,015	$813,385
	==============	==============